Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of February 9, 2015, by and between Western Capital Resources, Inc., a Minnesota corporation (“Company”), and Angel Donchev, a resident of the District of Columbia (“Employee”).

BACKGROUND

A.           The Company desires to employ Employee to assist the Company by rendering services on the terms and conditions provided in this Agreement.

B.           Employee desires to render services for the Company as provided herein. Employee will not start working for Company until this Agreement has been signed.

C.           The success of the Company depends, to a significant extent, upon the Company maintaining the secrecy of its proprietary information.

D.           While employed by the Company, Employee will be entrusted with certain of its most sensitive information. Employee recognizes that it is important that the Company protect its rights with respect to its confidential information. For the Company’s legitimate protection, Employee is now willing to make several promises to the Company that reasonably restrict Employee’s activities after Employee is no longer employed by the Company, and Employee acknowledges and agrees that Employee is receiving adequate and valuable consideration for making those promises and entering into this Agreement.

E.           Prior to entering into this Agreement, Employee has had sufficient time to consider the Company’s offer and its terms, including the restrictive covenants contained in this Agreement. Employee enters into this Agreement voluntarily, without coercion or duress. Employee has had the opportunity to consult with legal counsel of Employee’s choice prior to entering into this Agreement.

NOW, THEREFORE, in consideration of the above premises and the terms and conditions below, the Company and Employee understand and agree as follows:

AGREEMENT

1.          Employment.

a.           Term. The Company hereby employs Employee, and Employee hereby accepts such employment, for a term commencing as of February 9, 2015 and continuing thereafter for a three-year period through the close of business on February 8, 2018, unless sooner terminated in accordance with the provisions of Section 5 (the “Term”).

b.           Position and Duties. Employee shall serve as the Chief Investment Officer of the Company, and Employee’s primary duties and responsibilities in such capacity shall include sourcing deals, leading due-diligence investigations, performing financial evaluations and models, integrating acquired businesses, assisting with any required financing, strategic planning and modeling, and other duties as may be assigned to Employee by the Chief Executive Officer of the Company. Employee will duly, loyally and diligently perform all the duties, responsibilities and requirements to the Company in a timely and proficient manner during Employee’s employment. Employee shall be based out of Washington D.C., and shall not be required to relocate for the Term of this Agreement.

c.           Permitted Activities. Notwithstanding Employee’s duties and obligations described herein, the parties wish to make it clear that Employee may: (i) serve on industry, trade, civic or charitable boards or committees; as well as continue to serve on the boards of directors of Swift Spinning, Inc. and AlphaGraphics, Inc.; (ii) engage in charitable activities and community affairs; and (iii) manage his own personal investments, including but not limited to real estate, as long as none of the above such activities materially interfere with the performance of Employee’s duties and responsibilities.

2.          Employee’s Compensation and Benefits.

a.           Base Salary. Employee will receive a gross annualized base salary of $235,000, less applicable legally required withholdings and such other deductions as Employee voluntarily authorizes in writing. The base salary shall be payable in a manner that is consistent with the Company’s ordinary payroll practices.

b.           Bonus. Employee will be eligible to receive an annual bonus with an initial target of $200,000 as determined in the sole discretion of the Board of Directors, and based on the acquisition model attached hereto as Exhibit A.

c.           Stock Options. Upon the execution of this Agreement, Employee will receive a qualified option (incentive stock option) to purchase 65,000 shares of the Company’s common stock (the “Option”) at an exercise price of $6.00 per share. The Option shall vest as follows: 22,000 shares of the Option will vest on the close of business on February 8, 2016, 21,000 shares of the Option will vest on the close of business on February 8, 2017, and the remaining 22,000 shares of the Option will vest on the close of business on February 8, 2018. The Option will be evidenced and governed by the terms of a Stock Option Agreement, in the form attached hereto as Exhibit B, to be executed and delivered by the parties contemporaneously with this Agreement or as soon as reasonably practicable thereafter. The Option will be issued under, and governed by the terms of, a new stock incentive plan to be adopted by the Board of Directors concurrently herewith. The Company will take such actions as are necessary to cause such plan to be approved by its shareholders within the 12-month period after its adoption by the Board of Directors, so as to ensure compliance with the incentive stock option requirements of Section 422 of the Internal Revenue Code of 1986, as amended.

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d.           Health Insurance. Employee and his immediate family members will be entitled to participate in the Company’s health insurance plan that the Company offers to employees on the terms and conditions governing such plan.

e.           Vacation. Employee is eligible to take up to four weeks of paid vacation days in each calendar year. Any vacation time not taken by Employee during the calendar year may not be carried forward into any succeeding calendar year.

f.            Expense Reimbursement. Employer shall promptly reimburse Employee for reasonable out-of-pocket expenses incurred on behalf of Employer by Employee in connection with the performance of Employee’s duties hereunder, including but not limited to monthly cellular phone bills, Internet service provider bills, printer and office supplies and business travel-related expenses. Employee shall endeavor to book flights in advance and stay in reasonably priced hotels.

3.          Company Property. Employee understands that during Employee’s employment with the Company, Employee will be provided with, use and/or possess Company property. Company property includes but is not limited to internal memoranda, records, forms, computer programs, contacts, phone numbers, customer lists, customer data or information, and other proprietary information pertaining to the Company’s business. Upon termination of Employee’s employment or upon the written request of the Company, Employee shall promptly return all Company property to the Company in good condition. Employee agrees not to retain, download, divert or transfer in any manner any files, documents, information or other data that are the property of the Company. Employee will not retain any copies or reproductions of records, documents, data or other tangible items of Company.

4.          Nondisclosure of Confidential Information.

a.           Definition. For purposes of this Agreement, “Confidential Information” means any and all sensitive, confidential, proprietary and trade secret information concerning or relating to the Company, including any information which derives independent economic value from not being generally known to or readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Examples of Confidential Information which are not to be disclosed or used except as required by Employee’s employment with the Company or as expressly authorized in writing by the Company include, but are not limited to, the following: (i) information concerning actual or potential customers, including their identities, contact information, financial information concerning their actual or prospective business operations, identity and quantity of products or services provided by the Company, any unpublished written materials furnished by or about them to the Company, pricing information relating to products, services and materials the Company provides to customers, customer cost information, and other customer information, data, and documents; (ii) information encompassed in all proposals, marketing and sales plans, financial information, processes and methods by which products or services are provided, information relating to the cost and pricing of the Company of labor and materials provided to customers, and all methods, concepts, know-how or ideas in or related to the business of the Company; and (iii) information concerning the Company’s ownership, management, financial condition, financial operations, business activities or practices, sales activities, marketing activities or plans, research and development, pricing practices, legal matters, and strategic business plans including acquisitions. Failure to mark any of the Confidential Information as confidential will not affects its status as Confidential Information.

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b.           Confidential Information. Employee shall keep confidential and not disclose to anyone or use, either during or after Employee’s employment with the Company, any Confidential Information of the Company except as required by Employee’s employment with the Company or as expressly authorized in writing by the Company. The contractual obligations contained herein shall be in addition to any and all obligations of confidentiality imposed by law. The obligations of this Section shall continue in full force and effect for three years after the termination of this Agreement and the termination of Employee’s employment with the Company.

c.           Exceptions. The foregoing obligations of confidentiality shall not apply to any information that is generally known outside the Company or readily ascertainable by proper means (for purposes hereof, “proper means” does not include obtaining information by means of court order or subpoena or other judicial or administrative means) or that hereafter becomes generally known outside of the Company through no fault of Employee or by the Company’s voluntary disclosure. Confidential Information is not considered to be generally known or readily ascertainable because such has been disseminated subject to an obligation to keep such information confidential.

d.           Ownership and Use of Confidential Information. Employee acknowledges that the Company shall at all times be and remain the owner of all Confidential Information disclosed to and acquired by Employee during Employee’s employment with the Company. Employee acknowledges that Employee may use Confidential Information only for the limited purposes for which it was disclosed under this Agreement and Employee’s employment with the Company. Employee shall use Employee’s best efforts to preserve the confidentiality of such Confidential Information. Employee agrees not to remove from the premises of the Company or the sites at which Employee works, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any document or object containing or reflecting Confidential Information. Employee recognizes that all such documents and objects are the sole and exclusive property of the Company and Employee shall safeguard such information and property against disclosure, theft or damage.

e.           Return of Confidential Information. Upon termination of employment or at such earlier time as the Company may request in writing, Employee shall immediately return to the Company all Confidential Information and shall not retain copies of such Confidential Information.

5.          Termination. Employee’s employment will terminate prior to the end of the Term in any of the following circumstances:

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a.           Resignation. Employee may terminate Employee’s employment upon at least 30 days’ advance written notice for any reason. In the Company’s sole discretion, the Company may relieve Employee of Employee’s duties and responsibilities any time during the notice period while continuing to provide Employee with Employee’s pay and benefits through the last day of the notice period.

b.           Death. Employee’s employment will automatically terminate upon Employee’s death.

c.           Disability. The Company may terminate Employee’s employment due to disability, meaning that Employee has a physical or mental impairment that substantially limits one or more major life activities and is such that Employee, even with reasonable accommodations, cannot perform the essential functions of Employee’s position.

d.           Without Cause. The Company may terminate Employee’s employment without “Cause,” defined below, upon at least 30 days’ advance written notice.

e.           Cause. The Company may terminate Employee’s employment immediately for “Cause” at any time during the Term. For purposes of this Agreement, the term “Cause” shall mean any of the following:

1)	Employee’s theft, dishonesty or fraud which has, or could reasonably be expected to have, an adverse effect on the Company, its business, or interests as determined in the Company’s sole discretion;

2)	Employee embezzles or misappropriates assets of the Company;

3)	Employee fails to follow the reasonable and lawful instructions of the Chief Executive Officer of the Company; provided, however, the Company will not have Cause if Employee has cured, to the Company’s satisfaction, such failure(s) within 30 days after Employee shall have received written notice from the Company of the particulars of such failure (s);

4)	The Company has a reasonable belief Employee engaged in some form of conduct prohibited by Company policy or the law;

5)	Employee fails to devote the working time, attention, skill and efforts to the business of the Company as required by Section 1 of this Agreement in a manner acceptable to the Company; provided, however, the Company will not have Cause if Employee has cured, to the Company’s satisfaction, such failure within 30 days after Employee shall have received written notice from the Company of the particulars of such failure;

6)	Employee breaches a fiduciary duty or responsibility to the Company after 30 days’ advance written notice; provided, however, the Company will not have Cause if Employee has cured, to the Company’s satisfaction, such breach within 30 days after Employee shall have received written notice from the Company of the particulars of such breach; or

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7)	The serious misconduct or gross negligence of Employee that results or could reasonably be expected to result in damage to the Company, its business, or interests.

6.          Indemnity. The Company will indemnify, defend and hold harmless the Employee, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Employee in connection with any action, suit or proceeding (including reasonable attorneys’ fees) to which Employee may be made a party by reason of Employee’s employment with Company or of any subsidiary or affiliate of the Company. Employee shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

7.          Notices. All notices or other communications hereunder will be in writing and will be deemed given on (i) the day given in person, (ii) the next business day if sent by nationally recognized overnight delivery service to the party at the address set forth below or to such other addresses as will be specified by notice to the other party hereunder, or (iii) the next business day if sent by email or facsimile transmission with electronic confirmation obtained:

If to the Company:

John Quandahl

Chief Executive Officer

Western Capital Resources, Inc.

11550 I Street, Suite 150

Telephone Number: (402) 551-8888

Fax Number: (402) 733-8545

Email: johnq@wcrimail.com

If to Employee:

Angel Donchev

2410 17th Street NW, Apartment 308

Washington, D.C. 20009

Telephone Number: (202) 531-2021

Fax Number: (240) 223-1331

Email: angel@donchev.com

8.          Reasonableness of Restrictions. Employee agrees that the restrictions set forth in this Agreement are reasonable and do not unduly restrict Employee’s post-employment activities.

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9.          Employee’s Representations. Employee hereby represents and certifies that Employee is not subject to any other agreement or restrictive covenant that Employee violates by entering into employment with the Company. Further, Employee represents that no conflict of interest or breach of Employee’s fiduciary duties will result by entering into employment with and performing duties for the Company. Employee further agrees and certifies that Employee will not use or disclose to the Company any confidential, proprietary or trade secret information belonging to another individual or entity which may not properly be used or disclosed by Employee to the Company. Notwithstanding the above, the Company acknowledges that Employee was previously an employee of Blackstreet Capital Management, LLC (“BCM”) and is party to various agreements with BCM and its affiliates. For the avoidance of doubt, Employee’s employment with BCM shall terminate on February 8, 2015, but any remaining agreements related to investments and carried interest in BCM, its affiliated funds, their general partners, and/or operating companies shall stay in place. The Company also acknowledges that Employee is a shareholder of Ladary Inc., an entity which currently leases two properties to the Company or its subsidiaries.

10.         Remedies. The Company and Employee agree and acknowledge that a violation of this Agreement will cause irreparable harm and damage to the Company which may not be compensated by the receipt of money damages. Thus, in addition to any other relief afforded by law, including damages sustained by a breach of this Agreement and without any necessity of proof of actual damage, the Company will have the right to enforce this Agreement by specific remedies, which will include, among other things, temporary and permanent injunctions to stop the breach, threatened breach, or anticipated breach of this Agreement, it being the understanding of the parties that both damages and injunctions will be proper modes of relief and are not to be considered as alternative remedies. With regard to any proceeding filed or brought by any of the parties against another party, the “prevailing party,” as defined below, shall be entitled to recover all of its reasonable costs and expenses incurred in connection with such dispute, including expenses, court costs, witness fees and legal and accounting fees. The term “prevailing party” means that party whose position is substantially upheld in a final and non-appealable judgment rendered in such proceeding.

11.         Entire Agreement. This is the entire agreement between the parties with respect to the matters addressed herein. There are no other agreements, written or verbal, between the parties concerning these matters.

12.         Amendments. This Agreement may be amended or supplemented only in writing and signed by both the Employee and by a duly authorized representative of the Company.

13.         Governing Law and Venue. The validity, enforceability, construction and interpretation of this Agreement shall be governed by the laws of the State of Nebraska without regard to its conflicts-of-law principles. Any dispute arising out of or related to this Agreement, or any breach or alleged breach hereof, shall be exclusively decided by a state or federal court in the State of Nebraska. Employee irrevocably waives Employee’s right, if any, to have any disputes between Employee and the Company arising out of or related to this Agreement decided in any jurisdiction or venue other than a court in the State of Nebraska, Douglas County. Employee hereby (a) waives any objection that Employee might have now or hereafter to the foregoing jurisdiction and venue of any such litigation, action or proceeding, (b) irrevocably submits to the exclusive jurisdiction of any such court set forth above in any such litigation, action or proceeding, and (c) waives any claim or defense of inconvenient forum.

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14.         Blue Pencil Doctrine. In the event that any one or more of the provisions of this Agreement or any application thereof, shall be found to be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions and any application thereof, shall not in any way be affected or impaired thereby. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable. The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability.

15.         Successors and Assigns. The Company may assign this Agreement to, and this Agreement will bind and inure to the benefit of, any parent, subsidiary, affiliate or successor of the Company. Employee will execute any agreement necessary or appropriate for this Agreement to be assigned to the assignee. This Agreement will not be assignable by Employee.

16.         Survival of Provisions. The provisions of this Agreement relating to Employee’s confidentiality obligations, set forth in Sections 4 and 10, will survive the termination of this Agreement and/or Employee’s employment with the Company and will remain in full force and effect for three years thereafter.

17.         Counterparts; Delivery. This Agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, and all such counterparts together will constitute but one agreement. Valid and binding signatures to this Agreement may be delivered by electronic transmission, such as facsimile and .PDF.

18.         No Waiver. No term or condition of this Agreement will be deemed to have been waived nor shall there be any estoppel to enforce any provision hereof, except by a written instrument executed by the party charged with waiver or estoppel. A party’s delay, waiver or failure to enforce any of the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first stated above.

ANGEL DONCHEV	WESTERN CAPITAL RESOURCES, INC.

By:
John Quandahl
Chief Executive Officer

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